Cdn $48,633.85                                                    March 19, 1998

                                 PROMISSORY NOTE

FOR VALUE RECEIVED, the undersigned ("Maker") promises to pay to the order of Sonus Corp., an Alberta, Canada corporation (hereinafter referred to as "Holder"), the principal sum of Forty-Eight Thousand Six Hundred Thirty-Three and 85/100 Canadian Dollars (Cdn $48,633.85) with interest thereon at the rate of seven and three-quarters percent (7.75%) per annum. Principal and interest shall be payable in lawful money of the United States of America at 111 SW Fifth Avenue, Suite 2390, Portland, Oregon 97204 or at such other place as Holder may designate in writing. Principal and interest shall become due and payable on November 1, 1999.

Maker agrees to pay all costs of collection of any amounts due hereunder when incurred, including, without limitation, attorney's fees and expenses, including on any appeal. Such costs shall be added to the balance of principal and interest then due.

Maker, for himself and his successors and assigns, hereby waives presentment, demand, notice and protest and any defense by reason of extension of time for payment or other indulgences. Failure of the Holder to assert any right herein shall not be deemed to be waiver hereof.

This Note is secured. Maker has executed a Pledge Agreement that describes the collateral and the process for realization on the security in the event of a default hereunder.

This Promissory Note shall be governed by and construed and enforced in accordance with the laws of the State of Oregon.

                                        Maker:



                                        /s/ Brandon M. Dawson
                                        ----------------------------------------
                                        Brandon M. Dawson, an individual